Exhibit 19

VIKING ACQUISITION CORP. I

Stock Trading Policy and Insider Trading Prohibition

Viking Acquisition Corp. I (the “Company”) recognizes the importance of all employees, officers, directors and consultants following high ethical, moral and legal standards in the conduct of the Company’s business. This includes strict compliance with the laws regulating the misuse of inside information. We want to emphasize that even the appearance of improper conduct pertaining to insider trading should be avoided. This policy applies to all directors, officers, employees and consultants (in active service) to the Company (referred to in this policy as “Insiders”).

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

This policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.

Stock Trading Policy

Officers, Directors and Employees. Unless permitted in writing, the buying or selling of Company securities is specifically prohibited when in possession of material nonpublic information through the 3rd business day following the Company’s public announcement of such information, with trading only permitted beginning the 4th business day after the Company’s public announcement. For example, if material information is publicly announced on Friday, May 2nd; in this scenario, trading Company stock would be prohibited through Wednesday, May 7th. Once trading is permitted, every trade requires specific approval of the Chief Executive Officer after consultation with legal counsel. This “permission only” policy is in effect to protect covered individuals from potential consequences of inadvertently trading Company shares while material nonpublic information may be known to them or otherwise widely known inside the Company. However, neither trading during the open Plan Window Period nor this preclearance is a “safe harbor”, and persons possessing material nonpublic information concerning the Company may not trade regardless of whether the trade has been precleared or the Plan Window Period is open.

Notwithstanding the foregoing, trading during an open Plan Window Period will not be unreasonably restricted. However, from time to time, the Company may “close the trading window,” and require the suspension of trading for some or all of its employees, officers and directors. The decision to suspend trading may be based on unusual market conditions or developments known to the Company and not yet disclosed to the public or other factors. In such event, anyone affected by the decision is advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period, and should not disclose to others the fact of such suspension of trading.

Consultants to the Company, while subject to the general principles of the Viking Acquisition Corp. I Stock Trading Policy and Insider Trading Prohibition, are not subject to the trading window restrictions, provided, however, that no less than two days prior to engaging in any transaction in Company stock, such consultant shall notify the Company’s Chief Executive Officer (or their designee) of such trading activity, and such Company Officer shall advise such member or other consultant of the existence or not of any insider information in the possession of the member or other consultant.

Insider Trading Prohibition

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

Trading Company securities with the knowledge of material information is illegal and specifically prohibited. If an Insider has material nonpublic information relating to the Company, that person or any related person may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also prohibits trading in the securities of other companies, such as potential acquisition candidates or our customers or suppliers, about which you have material nonpublic information as a result of your relationship with the Company.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission and the various national securities exchanges investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by team members through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for emergency expenditures) are not exceptions to this policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material nonpublic information has two important components – materiality and public availability.

Material Information is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Either positive or negative information may be material. In short, any information that could reasonably affect the price of the securities would be material information.

Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of significant sales of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial contract or supplier.

Twenty-Twenty Hindsight - remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how management, regulators and others might view your transaction in hindsight. Questions regarding the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

When Information is Public. Information is nonpublic if it has not been previously disclosed by the Company and is otherwise not available to the general public. It is also improper for an Insider to enter a trade immediately after the Company has made a public announcement of material information, including all earnings releases. Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, you should not engage in any transactions until the third business day after the information has been released to the public (at least 48 hours after release).

No Disclosure in Internet “Chat Rooms”. The Company will regard it as a violation of this policy for any Insider to disclose, or participate in the disclosure of, any information related to the Company’s business, prospects, financial condition or employees by means of an Internet “chat room” or other similar space on the Internet in which either the Company’s business or the value of its securities is discussed or posted.

Tipping Company Information to Others, whether the information is proprietary or could have an impact on the price of the Company’s securities, is forbidden. Individuals that pass information to others may cause them to be subject to insider trading penalties, whether or not you know about or derive any benefit from another’s actions. Disclosing material nonpublic information concerning any other pubic company to anyone is also prohibited.

Transactions By Family Members and others living in your household are subject to the same restrictions that apply to employees, and you are expected to be responsible for the compliance of their immediate family and personal household.

Other Transactions: Employees who are not officers are not prohibited under the federal securities laws from trading in the Company’s securities on a short-term basis. However, the Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities. Therefore, as a matter of Company policy, the following transactions involving Company securities should not be undertaken unless cleared with the CEO or CFO. Any request for approval must be submitted at least two weeks prior to the proposed transaction and must set forth the justification for the proposed transaction. Furthermore, officers and directors should refer to the Company’s memoranda describing the specific reporting obligations and trading restrictions applicable to them and the procedures established by the Company to assist them in this regard.

(a) Short-Term Trading. Short-term trading of the Company’s securities may be distracting and may unduly focus the investor on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, Insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase, whether or not such person is subject to Section 16 restrictions.

(b) Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Insiders, whether or not covered by Section 16, are prohibited from engaging in short sales of the Company’s securities as described in Section 16(c) of the Exchange Act.

(c) Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the investor’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.

(d) Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the stock holdings’ value, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the Company’s securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders are prohibited from engaging in such transactions.

(e) Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until after that information has become public or is no longer material.

Trades under Qualified Plans Complying with Rule 10b5 1. The trading prohibitions and preclearance procedure described in this policy do not apply to transactions made by an employee, officer or director of the Company under a “Qualified Plan” to trade securities under Rule 10b5-1 of the Securities Exchange Act.

Employees, officers and directors of the Company are permitted to buy or sell the Company’s securities under a “Qualified Plan” that complies with federal and state securities laws, and the specific requirements of this policy. A “Qualified Plan” must meet each of the following requirements:

(a) Binding contract. The proposed plan must be a binding written agreement between the participant and a national brokerage firm or other financial professional reasonably acceptable to the Company.

(b) Prior review process: all participants. Before any securities transaction under a Qualified Plan, the participant must submit the proposed plan to the Company’s Chief Executive Officer for review, and receive a written acknowledgement signed by the Chief Executive Officer. Acknowledgement by the Company shall not be understood to signify consent, approval or a legal opinion as to the proposed plan’s effectiveness.

(c) Prior review process: officers and directors. If the participant is an officer or director of the Company, the Chief Executive Officer will, prior to delivering a written acknowledgement to the participant or financial institution, obtain the advice and consent of at least one member of the Compensation Committee of the Board of Directors.

(d) Rule 10b5-1 compliance. The proposed plan must clearly state that both the participant and the financial institution intend that all transactions will comply with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, including that it is entered into in good faith, and not as part of a scheme to evade the prohibitions of Rule 10b5-1. The participant is solely responsible for determining compliance of the Qualified Plan with Rule 10b5-1 and other applicable laws and regulations.

(e) No material nonpublic information. The participant must not be in possession of material nonpublic information at the time of entering into the Qualified Plan.

(f) Adoption of plan: Plan Window Period. The proposed plan must be adopted during a Plan Window Period.

(g) Timing of first transaction. The first transaction under a Qualified Plan may not take place until at least the opening of the next Plan Window Period after the Qualified Plan has been formally adopted. Formal adoption requires the signatures of both parties.

(h) [Reserved].

(i) Plan termination date. The Qualified Plan must contain a termination date and the trading program under the Qualified Plan must be for at least 6 months and no longer than 12 months.

(j) Prohibited activities. The participant is not permitted to alter or deviate from the Qualified Plan, and “hedging” transactions involving the Company’s securities are prohibited.

(k) Confirmation of transactions. The financial institution must agree to provide written confirmation to the Company by both U.S. mail and same-day e-mail (1) promptly following each transaction made under the Qualified Plan, (2) promptly upon any termination of the Qualified Plan and (3) in advance of any proposed modification or suspension of the Qualified Plan.

(l) Termination by Company. The Qualified Plan must provide that the Company can terminate the Qualified Plan, in its sole discretion, by notice to the financial institution and the participant, or determine that any proposed modification or suspension of the Qualified Plan has terminated the Qualified Plan.

(m) Termination by participant. The participant may cancel or terminate the Qualified Plan, but only if the Qualified Plan was entered into in good faith and not as part of a plan or scheme to evade Rule 10b5-1. The participant may propose entering into a new Qualified Plan after at least three months’ time has passed from termination of the old Qualified Plan. Any new proposed plan must meet all of the requirements of Rule 10b5-1 and the other requirements set forth in this policy.

(n) Non-standard plans: expense reimbursement. If the participant’s preferred financial institution is not nationally recognized, or if a proposed plan contains insufficient or complex provisions, the Company may condition its review on participant’s agreement to pay the Company’s expenses for legal advice related to the review process.

Company Assistance: If you have any doubt as to your responsibilities under this policy or if you have questions concerning contemplated transactions in the securities of the Company, you are encouraged to contact N. Håkan Wohlin, Chief Executive Officer. The ultimate responsibility for adhering to these policies and avoiding improper transactions, however, rests solely with each individual.

The Company requires the strictest compliance with this policy by all Insiders at every level. Failure to observe this policy may result in serious legal difficulties for you, as well as for the Company. A failure to follow the letter and spirit of the policy would be considered a matter of extreme seriousness and a basis for termination of an individual’s employment arrangement with the Company.

The Consequences

The consequences of insider trading violations can be substantial:

For individuals who trade on inside information (or tip information to others):

- A civil penalty of up to three times the profit gained or loss avoided;

- A criminal fine (no matter how small the profit) of up to $5 million; and

- A jail term of up to twenty years.

Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish an individual’s reputation and irreparably damage a career as well as harm the Company. Moreover, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures.

Please acknowledge below your receiving a copy of this policy and your agreement to comply with its terms.

Date:

Employee:
(Print Name)

Signature: